Exhibit (10)(b)(ii)

THIS NOTE AND PAYMENT OF THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED TO CERTAIN CLAIMS AS DESCRIBED IN, AND IS SUBJECT TO THE TERMS OF, THAT CERTAIN AMENDED AND RESTATED SUBORDINATION AGREEMENT DATED AS OF OCTOBER 30, 1996 BETWEEN WILLIAM H. SMITH, INDIVIDUALLY AND AS TRUSTEE, AND AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, AS AMENDED FROM TIME TO TIME (THE "SUBORDINATION AGREEMENT").

$2,000,000                                             Dated:  October 30, 1996
                                                       Hauppauge, New York


                      AMENDED AND RESTATED PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned, HAUPPAUGE RECORD MANUFACTURING LTD., a New York corporation ("Maker), successor to Allied Film Laboratory, Inc., a Michigan corporation ("AFL"), promises to pay to the order of William H. Smith ("Payee") whose address is 26479 Greythorne Trail, Farmington Hills, Michigan 48334, or at such other address as holder of this Note may from time to time designate, the principal sum of Two Million Dollars ($2,000,000.00), in lawful money of the United States of America, with interest thereon as hereinafter set forth below. The entire principal balance of this Note, together with the interest accrued but unpaid thereon, shall be due and payable in full on January 1, 2001 ("Due Date"). In addition, on the Due Date, the Maker shall pay to the Payee, in lawful money of the United States of America, the following amounts:
(i) the sum of $196,111.11, representing accrued but unpaid interest from November 8, 1995 through the date of this Note under that certain Amended and Restated Promissory Note, dated November 8, 1995, executed by AFL and payable to the order of the Payee in the amount of $2,000,000 (the "Original Note"), (ii) to the extent not permitted to be paid pursuant to the terms of that certain Amended and Restated Loan and Security Agreement dated as of October 30, 1996, between the Maker and American National Bank and Trust Company of Chicago ("ANBC")(as amended, modified or supplemented from time to time, the "Loan Agreement"), all accrued but unpaid interest on the principal balance of this Note from the date hereof through July 31, 1997, and (iii) to the extent not permitted to be paid pursuant to the terms of the Loan Agreement, accrued but unpaid interest on the principal balance of this Note from August 1, 1997 through the Due Date. None of the amounts set forth in clauses (i)-(iii) above shall bear interest hereunder.

     The outstanding principal balance of this Note shall bear interest after the date hereof at a rate of ten percent (10%) per annum until acceleration and at a rate of twelve percent (12%) per annum after acceleration ("Default Rate"). Interest may accrue but no interest shall be payable for periods on or prior to July 31, 1997; provided that if interest is at any time permitted to be paid or advanced under the terms of the Loan Agreement, such interest shall be paid or advanced in accordance with the terms of the Loan Agreement. Subject to the terms and provisions of the Loan Agreement, interest accruing on and after August 1, 1997 shall be payable in arrears quarterly on the first day of October, January, April and July, commencing October 1, 1997, and if interest is otherwise permitted to be paid or advanced under the Loan Agreement, such interest shall be paid or advanced in accordance with the terms of the Loan Agreement. To the extent interest is not permitted to be paid by the Loan Agreement, payment of such amounts shall be deferred without interest until the Due Date.

     Interest calculation shall be based on the actual number of days elapsed over a 360-day year. In no event shall the rate of interest hereunder exceed the maximum rate of interest permitted by the laws governing this Note. If the interest collected should exceed the maximum amount permitted by such laws, such excess shall be deemed received on the account of, and shall automatically be applied to reduce, the principal balance of this Note.


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

     As long as this Note and payment of the indebtedness evidenced hereby is subordinated pursuant to the Subordination Agreement, this Note may not be prepaid without the prior written consent of ANBC.

     An event of default ("Event of Default") shall be deemed to have occurred if (i) Maker fails to pay when due the indebtedness evidenced by this Note or the interest due thereon; (ii) Maker fails to perform any obligations under, or comply with any provisions of this Note; (iii) Maker becomes the subject of a proceeding in bankruptcy which, in the case of an involuntary proceeding, remains undismissed, undischarged or unbonded for a period of sixty (60) days, makes an assignment of all or a substantial part of its assets for the benefit of its creditors, becomes insolvent, or is unable to meet its debts as they mature; or (iv) a levy or writ of attachment, garnishment, execution or other like judicial process is filed or issued against Maker with respect to all or any substantial part of its assets which results in the entry of an order for such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof. Upon the occurrence of any Event of Default herein, the holder shall give written notice to Maker by sending such notice by regular mail and by certified U.S. mail, postage prepaid, return receipt requested to maker at its chief corporate offices, or such other address as the Maker shall supply in writing. If such Event of Default is not fully cured within 10 calendar days after the mailing of such written notice, the whole or any unpaid principal balance, together with interest accrued thereon, shall be immediately due and payable and the holder hereof shall be entitled to exercise any one or more of its rights and remedies granted to Payee by law. Additionally, Maker agrees to immediately pay the holder hereof the amount of any and all expenses, including reasonable attorneys' fees incurred by such holder in enforcing any of its rights hereunder. Notwithstanding the foregoing, it shall not be an Event of Default hereunder if the Maker fails to pay when due the indebtedness evidenced by this Note or the interest due


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

thereon if the reason the Maker so fails to pay is because of the terms and conditions contained in the Loan Agreement.

     The rights and remedies provided herein are cumulative to the rights and remedies provided by applicable law. Nothing herein is intended, nor would it be construed, to preclude the exercise of any one or more of the rights and remedies provided hereunder or by applicable law.

     Except as explicitly provided above, Maker waives presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note. No extension of the time for the payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or effect the original liability under this Note, either in whole or in part, of Maker.

     This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.


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

     This Amended and Restated Promissory Note constitutes an amendment and restatement in its entirety of the Original Note.


                                                 HAUPPAUGE RECORD MANUFACTURING
                                                 LTD.


                                                 By: /s/ Charles Kavanagh
                                                    ----------------------------


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